Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of February 3, 2020 between Jennifer Ryu (“Executive”) and Resources Connection, Inc. (the “Company”).

RECITALS

WHEREAS, the Company desires to establish its right to the services of Executive in the capacities described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1. RETENTION

The Company does hereby hire, engage, and employ Executive as Executive Vice President, Chief Financial Officer, of the Company during the Period of Employment (as defined in Section 3), and Executive does hereby accept and agree to such hiring, engagement, and employment, on the terms and conditions expressly set forth in this Agreement. As of the Effective Date (as defined below), this Agreement supersedes and replaces, in its entirety, the prior Employment Agreement that Executive entered into with the Company dated August 14, 2019.

2. DUTIES

(a) During the Period of Employment (as defined in Section 3), Executive shall serve the Company in such position fully, diligently, competently, and in conformity with the provisions of this Agreement, directives of the Chief Executive Officer and the Board of Directors of the Company (the “Board”), and the corporate policies of the Company as they presently exist, and as such policies may be amended, modified, changed, or adopted during the Period of Employment. In this position, Executive shall report to the Chief Executive Officer. If requested by the Company, Executive shall also serve as a member of the Board and any Board committees without additional compensation.

(b) Throughout the Period of Employment, Executive shall devote her full business time, energy, and skill to the performance of her duties for the Company, vacations and other leave authorized under this Agreement excepted. The foregoing notwithstanding, Executive shall be permitted to (i) engage in charitable and community affairs, and (ii) to make investments of any character in any business or businesses and to manage such investments (but not be involved in the day-to-day operations of any such business); provided, in each case, and in the aggregate, that such activities do not interfere with the performance of Executive’s duties hereunder or conflict with the provisions of Sections 14 and 15, and further provided that Executive shall not serve as a director of any other publicly traded or private entity without gaining the consent of the Chief Executive Officer and the Corporate Governance and Nominating Committee of the Board prior to the commencement of such service.

(c) Executive shall exercise due diligence and care in the performance of her duties for and the fulfillment of her obligations to the Company under this Agreement.

(d) During the Period of Employment, the Company shall furnish Executive with office, secretarial and other facilities and services as are reasonably necessary or appropriate for the performance of Executive’s duties hereunder and consistent with her position as an Executive Vice President, Chief Financial Officer of the Company.

(e) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which Executive is a party or otherwise bound.

3. PERIOD OF EMPLOYMENT

The “Period of Employment” shall, unless sooner terminated as provided herein, be three (3) years commencing on February 3, 2020 (the “Effective Date”) and ending with the close of business on February 2, 2023. Notwithstanding the preceding sentence, commencing with February 3, 2023, and on each February 3 thereafter (each an “Extension Date”), the Period of Employment shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto sixty (60) days’ prior written notice before the next scheduled Extension Date that the Period of Employment shall not be so extended (the “Non- Extension Notice”). The term “Period of Employment” shall include any extension that becomes applicable pursuant to the preceding sentence. In all cases, the Period of Employment is subject to termination pursuant to Sections 6, 7 and 8 below.

4. COMPENSATION

(a) BASE SALARY. During the Period of Employment, the Company shall pay Executive, and Executive agrees to accept from the Company, in payment for her services, a base salary of three hundred seventy-five thousand dollars ($375,000) per year gross (“Base Salary”), payable in accordance with the Company’s general payroll practices in effect from time to time (but in no event less frequently than in monthly installments). The determination of whether Executive’s Base Salary will be upwardly adjusted is within the sole and absolute discretion of the Chief Executive Officer in consultation with the Board (or a committee of the Board).

(b) ANNUAL INCENTIVE COMPENSATION. During the Period of Employment, Executive shall be entitled to participate in any annual incentive or bonus plan or plans maintained by the Company for the executive officers of the Company generally, in accordance with the terms, conditions, and provisions of each such plan as the same may be changed, amended, or terminated, from time to time in the discretion of the Board, or its designated committee. For Fiscal Year 2020, Executive will be eligible for a target bonus of 75% of the Base Salary, subject to the achievement of specific quantitative and qualitative goals to be outlined in a separate document under the Executive Incentive Plan, and pro-rated for time served in the Executive Vice President, Chief Financial Officer role.

(c) EQUITY COMPENSATION. During the Period of Employment, Executive shall be eligible to receive grants of stock options, restricted stock, stock appreciation rights, or other equity compensation on such terms and conditions as determined from time to time in the discretion of the Board, or a designated committee thereof. As part of Executive’s hire into the position of Executive Vice President, Chief Financial Officer, the Company agrees to award on the next business day following the execution of this agreement the following: 10,000 restricted stock shares and 15,000 stock options pursuant to the terms and conditions of the Company’s 2014 Performance Incentive Plan and applicable award agreements.

Upon (or as may be necessary to give effect to such acceleration, immediately prior to) the occurrence of an event described in Section 7.2 of the Company’s 2004 or 2014 Performance Incentive Plan, as applicable, all of Executive’s then-outstanding and otherwise unvested outstanding equity awards granted by the Company shall be deemed immediately vested, notwithstanding any other provision of the applicable plans or award documentation to the contrary.

5. BENEFITS

(a) HEALTH AND WELFARE. During the Period of Employment, Executive shall be entitled to participate in all health and welfare benefit plans and programs and all retirement, deferred compensation and similar plans and programs generally made available by the Company to all other executive officers of the Company as in effect from time to time, subject to any restrictions specified in such plans and programs.

(b) FRINGE BENEFITS. During the Period of Employment, Executive shall be entitled to participate in all fringe benefit plans and programs generally made available by the Company to all other executive officers of the Company as in effect from time to time, subject to any restrictions specified in such plans and programs.

(c) PERSONAL TIME OFF AND OTHER LEAVE. Executive shall be entitled to such amounts of paid personal time off and other leave, as from time to time may be allowed by the Company to the Company’s executive officers generally or as approved by the Board specifically, or as required by law. Any personal time off is to be scheduled and taken in accordance with the Company’s standard policies applicable to such personnel.

(d) BUSINESS EXPENSES. During the Period of Employment, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s business expense reimbursement policies as in effect from time to time. At the latest, reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred. Executive agrees to provide prompt documentation of such expenses in order to facilitate the timely reimbursement of same. The amount of expenses eligible for reimbursement during any taxable year of Executive shall not affect the expenses eligible for reimbursement in any other taxable year of Executive.

(e) AUTOMOBILE. To the extent provided to other executive officers of the Company, during the Period of Employment, Executive shall be entitled to receive an automobile allowance of $15,000 annually for expenses associated with the operation and maintenance of such automobile.

6. DEATH OR DISABILITY

(a) DEFINITION OF PERMANENTLY DISABLED AND PERMANENT DISABILITY. For purposes of this Agreement, the terms “Permanently Disabled” and “Permanent Disability” shall mean Executive’s inability, because of physical or mental illness or injury, to perform substantially all of her customary duties pursuant to this Agreement, even with a reasonable accommodation, and the continuation of such disabled condition for a period of ninety (90) continuous days, or for not less than one hundred eighty (180) days during any continuous twenty-four (24) month period. Whether Executive is Permanently Disabled shall be certified to the Company by a Qualified Physician (as hereinafter defined). The determination of the individual Qualified Physician shall be binding and conclusive for all purposes. As used herein, the term “Qualified Physician” shall mean any medical doctor who is licensed to practice medicine in the State of Executive’s residence. Executive and the Company may in any instance, and in lieu of a determination by a Qualified Physician, agree between themselves that Executive is Permanently Disabled. The terms “Permanent Disability” and “Permanently Disabled” as used herein may have meanings different from those used in any disability insurance policy or program maintained by Executive or the Company.

(b) VESTING ON DEATH OR DISABILITY. Upon any termination of the Period of Employment and Executive’s employment hereunder by reason of Executive’s death or Permanent Disability, as defined in Section 6(a), any then-outstanding and otherwise unvested stock options, restricted stock and any other equity or equity-based awards granted by the Company to the Executive shall thereupon automatically be deemed vested and remain exercisable for the lesser of three years or the term of the award, notwithstanding any other provision of this Agreement or applicable plans but subject to the Company’s ability to terminate the awards in a change in control or similar circumstances pursuant to the applicable plan and award agreements.

(c) TERMINATION DUE TO DEATH OR DISABILITY. If Executive dies or becomes Permanently Disabled during the Period of Employment, the Period of Employment and Executive’s employment shall automatically cease and terminate as of the date of Executive’s death or the date of Permanent Disability (which date shall be determined by the Qualified Physician or by agreement, under Section 6(a) above, and referred to as the “Disability Date”), as the case may be. In the event of the termination of the Period of Employment and Executive’s employment hereunder due to Executive’s death or Permanent Disability, Executive or her estate shall be entitled to receive:

(i) a lump sum cash payment, payable within ten (10) business days after termination of Executive’s employment, equal to the sum of (x) any accrued but unpaid Base Salary as of the date of Executive’s termination of employment hereunder and (y) any earned but unpaid annual incentive compensation in respect of the most recently completed fiscal year preceding Executive’s termination of employment hereunder (the “Earned/Unpaid Annual Bonus”); and

(ii) a pro-rated portion of the target annual incentive compensation, if any, that Executive would have been entitled to receive pursuant to Section 4(b) in respect of the fiscal year in which termination of Executive’s employment occurs, based upon the percentage of such fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such annual incentive would otherwise have been payable had Executive’s employment not terminated.

Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to Executive’s death or Permanent Disability, except as set forth in Sections 6(b) and 6(c), and except for Executive’s rights (if any) under the plans, arrangements and programs referenced in Sections 4(b), 4(c) and 5, Executive shall have no further rights to any compensation or other benefits under this Agreement.

In the event Executive’s employment is terminated on account of Executive’s Permanent Disability, she shall, so long as her Permanent Disability continues, remain eligible for all benefits provided under any long-term disability programs of the Company in effect at the time of such termination, subject to the terms and conditions of any such programs, as the same may be changed, modified, or terminated for or with respect to all executive officers of the Company.

7. TERMINATION BY THE COMPANY

(a) TERMINATION FOR CAUSE. The Company may, by providing written notice to Executive, terminate the Period of Employment and Executive’s employment hereunder for Cause at any time. The term “Cause” for purpose of this Agreement shall mean:

(i)	Executive’s conviction of or entrance of a plea of guilty or nolo contendere to a felony; or

(ii)	Executive is engaging or has engaged in material fraud, material dishonesty, or another act of willful misconduct in connection with the business affairs of the Company; or

(iii)	Conviction of criminal theft, embezzlement, or other criminal misappropriation of funds by Executive from the Company; or

(iv)

Executive’s continued and substantial failure to perform the duties hereunder (other than as a result of total or partial incapacity due to physical illness), which failure is not cured within thirty (30) days following written notice by the Company to Executive of such failure; provided, however, that (A) it shall not be Cause if Executive is making good faith efforts to perform duties and (B) this provision shall not apply to any qualitative dissatisfaction by the Company with Executive’s performance of her duties hereunder; or

(v)

Executive’s continued breach of the provisions of Sections 14 and/or 15 of this Agreement, or any material breach by Executive of any other agreement Executive has with the Company or Company policy that applies to Executive, which breach, if capable of being cured, is not cured within thirty (30) days following written notice by the Company to Executive of such breach.

If Executive’s employment is terminated for Cause, the termination shall take effect on the effective date (pursuant to Section 27) of written notice of such termination to Executive. A determination by the Board that Cause exists shall be effective only if approved at a Board meeting (in person or telephonic) by at least a majority of the Board (not counting the Executive if she is then a member of the Board). The Executive is entitled to be present (with counsel) at such meeting and respond to any basis that may be asserted as constituting Cause (a summary of which shall be supplied to the Executive in writing at least ten (10) days before any such meeting).

In the event of the termination of the Period of Employment and Executive’s employment hereunder due to a termination by the Company for Cause, then Executive shall be entitled to receive: (i) a lump sum cash payment, payable within ten (10) business days after termination of Executive’s employment equal to the sum of (A) accrued but unpaid Base Salary as of the date of termination of Executive’s employment hereunder (including any accrued but unpaid personal time off) and (B) any Earned/Unpaid Annual Bonus in respect of the most recently completed fiscal year preceding termination of Executive’s employment hereunder.

Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to termination by the Company for Cause, except as set forth in this Section 7(a), Executive shall have no further rights to any compensation or other benefits under this Agreement.

If the Company attempts to terminate Executive’s employment pursuant to this Section 7(a) and it is ultimately determined that the Company lacked Cause, in addition to any other non- contractual remedies Executive may have, the provisions of Section 7(b) shall apply and Executive shall be entitled to receive the payments called for by Section 7(b).

(b) TERMINATION WITHOUT CAUSE. The Company may, with or without reason, terminate the Period of Employment and Executive’s employment hereunder without Cause at any time, by providing Executive written notice of such termination. In the event of the termination of the Period of Employment and Executive’s employment hereunder due to a termination by the Company without Cause (other than due to Executive’s death or Permanent Disability), then Executive shall be entitled to receive:

(i) a lump sum cash payment, payable within sixty (60) days after termination of Executive’s employment equal to the sum of (A) any accrued but unpaid Base Salary as of the date of Executive’s termination of employment hereunder (including any accrued but unpaid personal time off), (B) the Earned/Unpaid Annual Bonus, if any, and (C) an amount equal to one and one-half (1.5) times the then current Base Salary and target annual bonus;

(ii) any remaining unvested stock options, restricted stock and any other equity or equity-based awards granted by the Company to the Executive shall thereupon automatically be deemed vested and remain exercisable for the duration of the term of such award, notwithstanding any other provision of this Agreement or applicable plans (but subject to the Company’s ability to terminate the awards in a change in control or similar circumstances pursuant to the applicable plan and award agreements); and

(iii) continued participation in the Company’s group health insurance plans, if currently offered, or a lump sum payment to procure substantially similar health care coverage on a public or private exchange until the earlier of (A) the expiration of the eighteen (18) months from the effective date of termination or (B) Executive’s eligibility for financial support in a group health plan of a subsequent employer or entity for which Executive provides consulting services;

provided, however, that the amount otherwise payable to Executive pursuant to Section 7(b)(i)(C) shall be reduced by the amount of any cash severance or termination benefits paid to Executive under any other severance plan, severance program or severance arrangement of the Company and its affiliates (but not reduced by any other payment to Executive whatsoever, including (without limitation) any payment by the Company or any affiliate of the Company in consideration of stock or any other property).

Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to termination by the Company without Cause, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or other benefits under this Agreement.

As a condition precedent to any Company obligation to the Executive pursuant to this Section 7(b) (other than with respect to any accrued but unpaid Base Salary as of the date of Executive’s termination of employment hereunder (including any accrued but unpaid personal time off) and the Earned/Unpaid Annual Bonus, if any, which for the avoidance of doubt shall be promptly paid to the Executive following termination), the Executive shall, upon or promptly (and in all events within twenty-one (21) days unless a forty-five (45) day period is required under applicable law, in which case the period shall be forty-five (45) days) following her last day of employment with the Company, provide the Company with a valid, executed, written release of claims in a form provided by the Company and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment to the Executive pursuant to Section 7(b) unless and until the release contemplated by this Section 7(b) becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations. If the maximum period of time in which Executive has to consider and revoke such release spans two different calendar years, payment of the applicable benefits shall (to the extent required in order to avoid any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) be made in the second of those two years.

8. TERMINATION BY EXECUTIVE

(a) TERMINATION WITHOUT GOOD REASON. Executive shall have the right to terminate the Period of Employment and Executive’s employment hereunder at any time without Good Reason (as defined below) upon thirty (30) days prior written notice of such termination to the Company. Any such termination by the Executive without Good Reason shall be treated for all purposes of this Agreement as a termination by the Company for Cause and the provisions of Section 7(a) shall apply.

(b) TERMINATION WITH GOOD REASON. The Executive may terminate the Period of Employment and resign from employment hereunder for “Good Reason” if any of the following occur without Executive’s consent:

(i)	if the Company fails to provide Executive with the compensation and benefits called for by this Agreement; or

(ii)	if the Company materially diminishes Executive’s authority, duties, responsibilities, or

(iii)	if the Company materially breaches any provision of this Agreement;

provided, however, that none of the events described above shall constitute Good Reason unless Executive shall have notified the Company in writing describing the event(s) which constitute Good Reason within sixty (60) days of the initial existence of such event(s) and then only if the Company shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice; and provided, further, that in all events the termination of the Executive’s employment with the Corporation shall not constitute a termination for Good Reason unless such termination occurs not more than one (1) year following the initial existence of the event(s) claimed to constitute Good Reason.

Any such termination by Executive for Good Reason shall be treated for all purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 7(b) shall apply; provided, however, that if Executive attempts to resign for Good Reason pursuant to this Section 8(b) and it is ultimately determined that Good Reason did not exist, Executive shall be deemed to have resigned from employment without Good Reason and the provisions of Section 8(a) and, by reference therein, the provisions of Section 7(a), shall apply.

9. EXCLUSIVE REMEDY

Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole contract remedy for any termination of her employment and Executive covenants not to assert or pursue any other contractual remedies, at law or in equity, with respect to any termination of employment.

10. EXPIRATION OF PERIOD OF EMPLOYMENT

(a) ELECTION NOT TO EXTEND PERIOD OF EMPLOYMENT. If either party elects not to extend the Period of Employment pursuant to Section 3, unless Executive’s employment is earlier terminated pursuant to Sections 6, 7 or 8, termination of Executive’s employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the anniversary of the next Extension Date following the delivery of the Non- Extension Notice pursuant to Section 3. If the Company elects not to extend the Period of Employment, Executive’s termination will be treated for all purposes under this Agreement as a termination by the Company without Cause under Section 7(b). If Executive elects not to extend the Period of Employment, Executive’s termination will be treated for all purposes under this Agreement as a termination by Executive without Good Reason under Section 8(a).

(b) CONTINUED EMPLOYMENT BEYOND EXPIRATION OF PERIOD OF EMPLOYMENT. If either party elects not to extend the Period of Employment pursuant to Section 3, but the parties want to continue Executive’s employment without a written contract, such continued employment will be at will and shall not be deemed to extend any of the provisions of this Agreement. At such time, Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided, however, that the provisions of Sections 14, 15 and 16 shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

11. POSSIBLE BENEFIT REDUCTION

Notwithstanding anything else contained herein to the contrary, to the extent that any payment, distribution, transfer or other benefit of any type to or for Executive by the company or any of its parents, subsidiaries or other affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards granted by the Company or any of its parents, subsidiaries or other affiliates pursuant to the Agreement or otherwise) (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction in Total Payments shall be made only if the reduction results in the receipt by Executive, on an after-tax basis, of a greater amount of Total Payments compared to the amount of Total Payments that Executive would receive, on an after-tax basis (for the purposes of clarity), taking into account Executive’s payment of the Excise Tax and any similar taxes due from Executive, if she received the full amount of the Total Payments. If such a reduction is required, and unless Executive has otherwise notified the Company of the order in which benefits are to be reduced and such instructions from Executive do not result in any tax, penalty or interest pursuant to Section 409A of the Code, the Company shall reduce the Total Payments in the following order: (i) reduction of any cash severance; (ii) reduction of any accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other Total Payments.

12. CONSISTENT TREATMENT

If compensation or benefits plans, programs or arrangements are offered to other executive officers of the Company generally, the Executive shall have the right to participate in such plans, programs and arrangement on a basis not less favorable to the Executive than the terms and conditions of such plans, programs and arrangements generally applicable to the other executive officers of the Company generally.

13. MEANS AND EFFECT OF TERMINATION

Any termination of Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination, if any such basis is required by the applicable provision(s) of this Agreement.

14. RESTRICTIVE COVENANTS

Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(a) During the period of Executive’s employment by the Company, Executive will not, directly or indirectly, (i) engage in any business for Executive’s own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (iii) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant. During the period of Executive’s employment by the Company and for a period of twelve (12) months thereafter (the “Restricted Period”), Executive will not, directly or indirectly, interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and clients, customers, suppliers, partners, members or investors of the Company or its affiliates, except as she is entitled under applicable law.

(b) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

(c) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage any employee or independent contractor of the Company or its affiliates to terminate his or her employment or contract relationship with the Company or its affiliates or to become employed or engaged as a contractor by Executive or any third party.

(d) During the Restricted Period, because of the inseparability of Confidential Information from the customer relationships with which Executive has been entrusted as part of her duties and in order to protect the Company’s trade secrets, Executive will not directly or indirectly solicit any of the Company’s actual customers or vendors (either active or previous) with which Executive had any contact at any time during Executive’s employment to direct any business or prospective business or income from the Company or its affiliates; to stop or in any way alter the manner in which such customers or vendors are doing business with the Company or its affiliates; or to reduce the quantity of their business with the Company or its affiliates.

(e) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 14 to be reasonable, if a final determination is made by an arbitrator or court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any arbitrator or court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f) This Section 14 controls in the event of any conflict or inconsistency with any provision of the Confidentiality Agreement (as defined in Section 15(c)).

15. CONFIDENTIALITY.

(a) Executive will not at any time (whether during or after her employment with the Company), unless compelled by lawful process, disclose or use for her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant.

(b) Executive agrees that upon termination of her employment with the Company for any reason, she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that she may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that she will not retain or use for her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

(c) Executive executed a Confidentiality, Inventions and Non-Solicitation Agreement dated March 15, 2019 (the “Confidentiality Agreement”). Executive agrees that she has complied with the Confidentiality Agreement. The Confidentiality Agreement continues in effect in accordance with its terms, as modified by Sections 14 and 15(d) below.

(d) Nothing in this Agreement or in the Confidentiality Agreement limits Executive’s right (i) to discuss the terms, wages, and working conditions of the Executive’s employment to the extent permitted and/or protected by applicable labor laws, (ii) to report confidential information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose confidential information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Executive does not otherwise disclose such confidential information, except pursuant to court order. The Company encourages Executive, to the extent legally permitted, to give the Company the earliest possible notice of any such report or disclosure. In addition, Executive may truthfully respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process. In addition, nothing in this Agreement or in the Confidentiality Agreement shall limit or restrict in any way the Executive’s immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, which provides, in pertinent part, as follows:

“(b) Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing.

(1) Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

This Section 15(d) controls in the event of any inconsistency or conflict with any other provision of this Agreement or of the Confidentiality Agreement.

16. SPECIFIC PERFORMANCE

Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 14 or Section 15 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

17. ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

18. GOVERNING LAW

This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

19. ENTIRE AGREEMENT

This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. Notwithstanding the foregoing, this Agreement is not intended to modify or extinguish any rights or obligations contained in (i) the Confidentiality Agreement, (ii) any stock option, restricted stock or other equity or equity-based award agreement between Executive and the Company that was executed prior to the date hereof, other than as provided in Section 4(c) above, or (iii) any indemnification agreement between Executive and the Company prior to the date hereof.

20. POST-TERMINATION COOPERATION

Executive agrees that following the termination of her employment for any reason, she shall reasonably cooperate if and as requested by the Company at mutually convenient times in the orderly transition of her former duties and in the Company’s defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Executive’s employment with the Company. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with such cooperation. Executive shall be compensated for her time at a mutually agreed upon rate for any services other than the provision of information to the Company or its counsel and/or testifying as a witness, which she shall undertake without any compensation.

21. MODIFICATIONS

This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

22. WAIVER

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

23. NUMBER AND GENDER

Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

24. SECTION HEADINGS

The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

25. ATTORNEYS’ FEES

Executive and the Company agree that in any action arising out of this Agreement, each side shall bear its own attorneys’ fees and costs incurred by it or her in connection with such action.

26. SEVERABILITY

In the event that an arbitrator or court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

27. NOTICES

All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

(a)	if to the Company:

Attn: General Counsel

17101 Armstrong Avenue

Irvine, CA 92614

(b)	if to Executive, to the Executive at the Executive’s last address reflected in the Company’s payroll records.

Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 27 for the giving of notice.

28. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto reflected hereon as the signatories. Photographic or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

29. WITHHOLDING TAXES

The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

30. SECTION 409A

(a) If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s separation from service, the Executive shall not be entitled to any payment or benefit pursuant to Section 6, 7 or 8, as applicable, until the earlier of (i) the date which is six (6) months after the Executive’s separation from service for any reason other than death, or (ii) the date of the Executive’s death. The provision of this Section 30 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s separation from service that are not so paid by reason of this Section 30 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(b) To the extent that any reimbursements pursuant to Section 5 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expenses were incurred. The provision of benefits pursuant to Section 7(b)(iii) and reimbursements pursuant to Section 5 are not subject to liquidation or exchange for another benefits and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

(c) This Agreement is intended to comply with, and avoid any tax, penalty or interest under Section 409A of the Code, and shall be construed and interpreted accordingly. Except for the Company’s withholding right pursuant to Section 29, Executive shall be responsible for any and all taxes that may result from the compensation, payments and other benefits contemplated by this Agreement.

31. ARBITRATION

Any non time-barred, legally actionable dispute or controversy between the Company and Executive in any way arising out of, related to, or connected with Executive’s employment with or separation from the Company, will be submitted to final and binding arbitration pursuant to the Federal Arbitration Act (“FAA”), and to be held in a location that is no more than forty- five (45) miles from the place where Executive last worked for RGP (unless each party to the arbitration agrees in writing otherwise), and administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Arbitration Rules and Procedures for Arbitration Disputes (which may be found and reviewed at http://www.jamsadr.com/rules-employment-

arbitration). The FAA will govern the enforceability, applicability, interpretation, and implementation of this provision and all procedural issues connected with conducting the arbitration and enforcing or appealing the arbitration award. The arbitration will be held before a sole arbitrator, selected by mutual agreement of the parties. If the parties are unable to agree on an arbitrator, the arbitrator will be selected by striking from a list of arbitrators supplied by JAMS. Any and all claims and/or defenses that would otherwise be available in a court of law will be fully available to the parties, and the Arbitrator will be required to apply legal principles with the same force and effect as if the dispute were adjudicated in a court of law. Final resolution of any dispute through arbitration must be consistent with applicable substantive law and may include any remedy or relief provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator will issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Except where the Company is required by law to pay any costs unique to arbitration (e.g., arbitrator’s fees and room fees), such cost/fee(s) will be apportioned between the parties in accordance with applicable law, and any disputes in that regard will be resolved by the Arbitrator. A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief.

32. LEGAL COUNSEL; MUTUAL DRAFTING

Each party recognizes that this is a legally binding contract and acknowledges and agrees that they had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that she has read and understands this Agreement, is entering into it freely and voluntarily and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written.

THE COMPANY:

By:	/s/ Kate W. Duchene
Name:	Kate W. Duchene
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Jennifer Ryu
Jennifer Ryu